For Immediate Release:

CONTACT:	Alsius Corporation Brett L. Scott, 949-453-0150 Chief Financial Officer bscott@alsius.com WeissComm Partners Julio Cantre, 415-946-1055 jcantre@wcpglobal.com

Alsius Corporation Announces Successful Completion of Early Warrant Exercise Program

IRVINE, Calif., Jan. 22-- Alsius Corporation (Nasdaq: ALUS), which designs, manufactures and sells advanced patient temperature management therapies, announced today the successful completion of its early warrant exercise program, which was designed to reduce the number of outstanding warrants. The program was conducted pursuant to a tender offer which expired on January 18, 2008, at 5 p.m., Eastern Standard Time.

Under the tender offer, a total of 14,321,002 warrants were exercised (approximately 87% of the 16,541,000 publicly traded warrants issued in the initial public offering of our predecessor, Ithaka Acquisition Corp).  This consisted of 14,049,081 warrants tendered for cashless exercise in exchange for 2,554,378 shares of common stock (on the basis of 5.5 warrants for 1 share of common stock), and 271,921 warrants exercised by payment of a reduced cash price of $3.25 per share.  As a result of the exercise of warrants 2,826,299 new shares of common stock were issued.

Following the program, Alsius will have 21,079,799 shares of common stock outstanding.  The outstanding warrants that were not exercised will retain their original terms that existed before the tender offer.

“The offer’s success has allowed us to greatly reduce the number of warrants outstanding, which was our goal,” said Bill Worthen, President and Chief Executive Officer of Alsius.  “We are pleased that our shareholders understood the importance of simplifying our capital structure.”

Deutsche Bank Securities Inc. acted as dealer manager in connection with the warrant offer.

Questions regarding the completed tender offer may be directed to Morrow & Company, LLC, the information agent for the offering.  Morrow & Company’s telephone number for bankers and brokers is (800) 662-5200 and for all other security holders is (800) 607-0088.

This news release is merely a notification of the results of the tender offer and is neither an offer to sell nor solicitation of an offer to buy any securities.  The tender offer was made only through an Offer Letter dated December 19, 2007 and related materials.

About Alsius

Alsius, headquartered in Irvine, CA, is a commercial-stage medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients.Alsius' products consist of the CoolGard and Thermogard systems and three families of single-use catheters. The systems are computer-controlled temperature regulation units that circulate cool or warm saline in a closed-loop through balloons that surround the catheters. Alsius' catheters are inserted into a major vein through a patient's neck or groin and achieve rapid and precise temperature management through contact with the patient's blood flow. Unlike conventional external temperature management products, such as cooling and warming blankets and ice packs, Alsius' intravascular products cool and warm the patient from the inside out, more effectively managing body temperature and allowing caregivers easier access to administer patient care. For more information, visit www.alsius.com.

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